                                                                    EXHIBIT 99.1


GENRAD CHOICE INVESTMENT PLAN



Financial Statements as of and for the
years ended December 31, 2000 and 1999

Additional Information Required for Form 5500
for the year ended December 31, 2000






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GENRAD CHOICE INVESTMENT PLAN

Table of Contents
--------------------------------------------------------------------------------



                                                                          PAGE NUMBER

Report of Independent Accountants                                              1

Basic Financial Statements

    Statements of Net Assets Available for Benefits                            2

    Statements of Changes in Net Assets Available for Benefits                 3

    Notes to Financial Statements                                             4-6



Additional Information*

    Schedule I -  Schedule of Assets (Held at End of Year)                     7












* Other supplemental schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.


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                       REPORT OF INDEPENDENT ACCOUNTANTS




To the Participants and Administrator of GenRad Choice Investment Plan


In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of GenRad Choice Investment Plan (the "Plan") at December 31, 2000 and December 31, 1999, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



June 8, 2001


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GENRAD CHOICE INVESTMENT PLAN

Statements of Net Assets Available for Benefits
--------------------------------------------------------------------------------


                                                                                                 As of December 31,
                                                                                         2000                         1999
                                                                                 ---------------------------------------------------
Investments, at fair value
Registered investment companies:
     Vanguard International Growth Fund                                              $ 2,107,508                  $ 1,389,109
     Vanguard LifeStrategy Conservative Growth Fund                                      454,415                      124,846
     Vanguard LifeStrategy Growth Fund                                  *              4,119,349 *                  3,277,400
     Vanguard LifeStrategy Income Fund                                                   123,471                       65,802
     Vanguard LifeStrategy Moderate Growth Fund                                        1,952,242                    1,426,038
     Vanguard Prime Money Market Fund                                   *             10,298,237 *                  8,961,617
     Vanguard PRIMECAP Fund                                             *             13,480,531 *                  8,354,552
     Vanguard Total Bond Market Index Fund                                             2,681,620                    2,483,889
     Vanguard Wellington Fund                                           *             12,340,557 *                 12,698,229
     Vanguard Windsor II Fund                                           *             15,349,756 *                 15,647,508
                                                                                 ----------------------      -----------------------
                                                                                      62,907,686                   54,428,990
GenRad Common Stock Fund                                                               2,492,122 *                  3,753,174
Participant Loans                                                                      1,077,955                      959,530
                                                                                 ----------------------      -----------------------

Net assets available for benefits                                                   $ 66,477,763                 $ 59,141,694
                                                                                 ======================      =======================












*       Represents 5% or more of net assets available for benefits.


The accompanying notes are an integral part of the financial statements.

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GENRAD CHOICE INVESTMENT PLAN

Statements of Changes in Net Assets Available for Benefits
--------------------------------------------------------------------------------


                                                                                            Year Ended December 31,
                                                                                         2000                      1999
                                                                                -------------------------------------------------
Additions
Investment income:
     Interest and dividend income, investments                                       $ 4,050,793               $ 4,353,499
     Interest income, participant loans                                                   75,292                    61,470
     Net depreciation in fair value of investments                                    (1,560,058)               (1,270,638)
                                                                                --------------------      --------------------
                                                                                       2,566,027                 3,144,331
                                                                                --------------------      --------------------
Contributions:
     Employer                                                                          1,921,353                 1,769,581
     Participant                                                                       5,293,589                 3,868,845
                                                                                --------------------      --------------------
                                                                                       7,214,942                 5,638,426
                                                                                --------------------      --------------------

Asset transfers in                                                                     3,394,948                         -
                                                                                --------------------      --------------------
        Total additions                                                               13,175,917                 8,782,757
                                                                                --------------------      --------------------

Deductions
Payment of benefits                                                                    5,816,076                 6,362,685
Administrative expenses                                                                   23,772                    33,027
                                                                                --------------------      --------------------
        Total deductions                                                               5,839,848                 6,395,712
                                                                                --------------------      --------------------

Net increase                                                                           7,336,069                 2,387,045

Net assets available for plan benefits:
     Beginning of period                                                              59,141,694                56,754,649
                                                                                --------------------      --------------------
     End of period                                                                  $ 66,477,763              $ 59,141,694
                                                                                ====================      ====================







The accompanying notes are an integral part of the financial statements.

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GENRAD CHOICE INVESTMENT PLAN

Notes to Financial Statements
--------------------------------------------------------------------------------

NOTE 1 - DESCRIPTION OF PLAN

The following description of the GenRad Choice Investment Plan (the "Plan") provides only general information. Participants should refer to the Plan Agreement for a more complete description of the Plan's provisions.

General

The Plan is a defined contribution plan covering all full-time employees of GenRad, Inc. (the "Company") who have at least one month of service with the Company or any of its subsidiaries. The Plan was established on December 31, 1943 and has been amended from time to time. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Plan is administered by an administrative committee appointed by the Company.

As a result of acquisitions by the Company, the SRT Savings, Profit-Sharing and Retirement Plan and the Nicolet Instrument Corporation Retirement Savings Plan were merged with and into the Plan effective March 24, 2000.

Contributions

Participants may contribute up to 15% of their annual compensation to the extent that the contributions comply with Internal Revenue Code ("IRC") limitations. These contributions are not subject to federal income taxes until withdrawn, in accordance with Section 401(k) of the IRC. The Company matches 50% of employee contributions, up to a maximum of 10% of compensation paid. Prior to this date, the Company matched 50% of employee contributions, up to a maximum of 6% of compensation paid. The Plan also includes a profit-sharing component, whereby the Company may make a contribution from its consolidated current or accumulated earnings in an amount determined by the Board of Directors on or before the last day of the Company's fiscal year. No profit-sharing contributions were made during 2000 or 1999.

Participant Accounts

A separate account is maintained for each investment option of a participant by type of contribution. Each participant's account is credited with the participant's contribution and allocations of (a) the Company's contributions and, (b) Plan earnings, and charged with an allocation of administrative expenses. Plan earnings are allocated and credited to the account daily based on the adjusted balance of each participant's account. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account. Administrative expenses are charged to each participant's account on a quarterly basis totaling $20 annually.

Vesting

Participants who were employees of the Company on or prior to December 31, 1995 are fully vested in all Company and employee voluntary contributions plus actual earnings thereon upon entering the Plan. Participants who became employees subsequent to December 31, 1995 are fully vested in all employee contributions and earnings thereon upon entering the Plan. Company contributions and related earnings for these participants, however, vest at a rate of 25% per year of service.

Participant Loans

Participants may borrow from their fund accounts a minimum of $500 up to a maximum equal to the lesser of $50,000 or 50% of their account balance. Loan terms can be no longer than five years or up to fifteen years for the purchase of a primary residence. The loans are collateralized by the balance in the

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GENRAD CHOICE INVESTMENT PLAN

Notes to Financial Statements
--------------------------------------------------------------------------------

participant's account and bear interest at a rate commensurate with the prime rate plus 1% at the date the loan is issued. Interest rates for participant loans outstanding at December 31, 2000 ranged from 6.00% to 9.75% percent. Principal and interest is paid ratably through monthly payroll deductions.

Payment of Benefits

In case of a normal retirement, retirement due to permanent disability or termination of employment, participants may elect to receive the value of their vested account balance in a lump sum, in accordance with the provisions of the Plan. In the event that a participant dies before retirement, the beneficiary will receive the value of the participant's vested account balance in a lump-sum distribution, less the value of outstanding loans made to the participant. Participants qualifying for a hardship withdrawal may receive all or a portion of their contributions, plus investment return earned thereon, but not more than the amount necessary to meet the financial hardship.

Forfeited Accounts

At December 31, 2000, forfeited nonvested accounts totaled $301,753. These accounts will be used to reduce future employer contributions. In 2000, employer contributions were not reduced by any amounts from forfeited nonvested accounts.

Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.


NOTE 2 - SUMMARY OF ACCOUNTING POLICIES

The following accounting policies, which conform to accounting principles generally accepted in the United States of America, have been used consistently in the preparation of the Plan's financial statements:

Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

The Plan's investments are stated at fair value. Shares of registered investment companies are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year-end. The Company stock fund is valued at its year-end unit closing price (comprised of common stock at year-end market price plus uninvested cash position). Participant loans are valued at cost which approximates fair value.

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GENRAD CHOICE INVESTMENT PLAN

Notes to Financial Statements
--------------------------------------------------------------------------------

Purchases and sales of investments are recorded on a trade-date basis. Interest income is accrued when earned. Dividend income is recorded on the ex-dividend date. Capital gain distributions are included in dividend income.

Payment of Benefits

Benefits are recorded when paid.


NOTE 3 - RELATED PARTY TRANSACTIONS

The Plan invests in shares of mutual funds managed by an affiliate of Vanguard Fiduciary Trust Company ("VFTC"). VFTC acts as trustee for Plan investments. Transactions in such investments qualify as party-in-interest transactions and are exempt from the prohibited transaction rules. During the year, the Plan had purchases of $771,812 and sales of $757,599 of Company stock.


NOTE 4 - PLAN EXPENSES

The Company pays a portion of the expenses for services necessary for the administration of the Plan.


NOTE 5 - INVESTMENTS

During 2000 and 1999, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:


                                                    2000                   1999
                                                    ----                   ----
Registered investment companies               $   (284,793)          $ (1,310,601)
Common Stock                                    (1,275,265)                39,963
                                              -------------          -------------
                                              $ (1,560,058)          $ (1,270,638)
                                              =============          =============


NOTE 6 - TAX STATUS

The Internal Revenue Service has determined and informed the Company by a letter dated July 3, 1995, that the plan and related trust are designed in accordance with applicable sections of the IRC. The Plan has been amended since receiving the determination letter. However, Plan's management believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.


NOTE 7 - SUBSEQUENT EVENT

On April 23, 2001, the Company sold its North American Test Technology Associates division, resulting in distributions of approximately $1,000,000.

                             ADDITIONAL INFORMATION
                             REQUIRED FOR FORM 5500

GENRAD CHOICE INVESTMENT PLAN                                        Schedule I

Schedule of Assets (Held at End of Year)
--------------------------------------------------------------------------------


GenRad Choice Investment Plan, EIN 04-1360950

Attachment to Form 5500, Schedule H, Part IV, Line i:



     Identity of Issue                                                        Investment Type                    Current Value
----------------------------------------------------------------------------------------------------------------------------------

*    Vanguard International Growth Fund                                 Registered Investment Company            $  2,107,508
*    Vanguard Life Strategy Conservative Growth Fund                    Registered Investment Company                 454,415
*    Vanguard Life Strategy Growth Fund                                 Registered Investment Company               4,119,349
*    Vanguard LifeStrategy Income Fund                                  Registered Investment Company                 123,471
*    Vanguard LifeStrategy Moderate Growth Fund                         Registered Investment Company               1,952,242
*    Vanguard Prime Money Market Fund                                   Registered Investment Company              10,298,237
*    Vanguard PRIMECAP Fund                                             Registered Investment Company              13,480,531
*    Vanguard Total Bond Market Index Fund                              Registered Investment Company               2,681,620
*    Vanguard Wellington Fund                                           Registered Investment Company              12,340,557
*    Vanguard Windsor II Fund                                           Registered Investment Company              15,349,756
*    GenRad, Inc.                                                       Common Stock                                2,492,122
     GenRad Choice Investment Plan                                      Participant Loans (6.00% - 9.75%)           1,077,955
                                                                                                               ---------------

Total assets                                                                                                     $ 66,477,763
                                                                                                               ===============






* Party in Interest






                                      -7-